SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934, as amended

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Center Trust, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, If Other than the Registrant)

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CENTER TRUST, INC.

SUPPLEMENT TO PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 15, 2003

December 30, 2002
To our Stockholders:

We are sending this letter to supplement certain information in our proxy statement, dated December 11, 2002, previously mailed to Center Trust stockholders, relating to Center Trust’s special meeting of stockholders that is scheduled to be held on Wednesday, January 15, 2003, at 2:00 p.m., local time, at the Manhattan Beach Marriott Hotel, located at 1400 Parkview Avenue, Manhattan Beach, CA 90266. At this special meeting, you will be asked to consider and vote upon a proposal to approve the merger of MB Acquisition, Inc., a wholly-owned subsidiary of Pan Pacific Retail Properties, Inc., with and into Center Trust, with Center Trust continuing as a wholly-owned subsidiary of Pan Pacific. The purposes of the special meeting are as stated in the notice of special meeting of stockholders, dated December 11, 2002, which accompanied the proxy statement.

As described in the proxy statement, a lawsuit relating to the merger was filed on November 8, 2002, against Center Trust and all members of Center Trust’s board of directors. We are supplementing certain information in the proxy statement in response to certain issues raised by the plaintiff’s attorney. We do not believe any of the supplemental disclosures are material or otherwise required, but are merely making the disclosures in an effort to take the issues out of contention.

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THIS SUPPLEMENT CAREFULLY IN DECIDING WHETHER TO VOTE FOR THE APPROVAL OF THE MERGER PROPOSAL.

Only Center Trust stockholders of record as of the close of business on December 10, 2002, are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

Center Trust believes that the information set forth below may be of interest to Center Trust stockholders in determining whether to vote in favor of the merger proposal. The Background of the Merger section, beginning on page 31 of the proxy statement, is supplemented with additional information reflected in the revised and restated version of that section set forth below:

Background of the Merger

In March 2000, Center Trust’s board decided that it would need the assistance of a financial advisor to explore strategic alternatives in order to repay $159 million of unsecured debt that would mature in January 2001. Center Trust engaged Merrill Lynch as its financial advisor to analyze its business and explore strategic alternatives with a view toward repaying such debt. Center Trust selected Merrill Lynch based on its experience in the real estate industry and its capital markets expertise.

On March 9, 2000, Center Trust’s board held a regular meeting, at which it met with representatives of Merrill Lynch and discussed possible business and strategic alternatives to improve Center Trust’s financial and operating flexibility, to allow Center Trust to meet its short term debt maturities and to better enable Center Trust to continue to pursue its fundamental objective of maximizing stockholder value. Center Trust’s board directed Center Trust’s management and Merrill Lynch to begin marketing for sale various properties, the proceeds from which would be used to pay down a portion of Center Trust’s outstanding indebtedness.

In the spring of 2000, Pan Pacific’s management contacted Center Trust’s management regarding a possible business combination with Center Trust. At that time, Pan Pacific’s management was not prepared to pursue further discussions with Center Trust’s management until Center Trust had eliminated the risk associated with repayment of its outstanding unsecured debt that matured in January 2001.

On June 21, 2000, at a regular meeting of Center Trust’s board, Center Trust’s management presented its proposed business plan to Center Trust’s board and discussed various business and strategic alternatives. Merrill Lynch updated Center Trust’s board regarding its progress in marketing for sale the various properties. From July 2000 through January 2001, Center Trust continued to market and sell selected properties and, in January 2001, utilized the net proceeds from these sales and other financing transactions, as well as cash flow from operations, to repay all of its outstanding debentures, totaling $159 million.

At a regularly scheduled meeting of Center Trust’s board on March 15, 2001, Center Trust’s board, believing that Center Trust’s net asset value was higher at that time than the trading price of its common stock, again met with Merrill Lynch and discussed various strategic and business alternatives, including a corporate business combination transaction, an orderly REIT liquidation and continuation of Center Trust’s operations in accordance with its business plan, including sales of selected properties. In addition, Center Trust’s board discussed the implementation of a dividend strategy to enable Center Trust to improve its retention of capital, reduce its leverage level, and provide financial flexibility to appropriately evaluate value-added redevelopment opportunities within its portfolio, while maintaining its REIT status. Center Trust’s board directed Merrill Lynch to explore strategic alternatives and solicit expressions of interest regarding a possible business combination transaction with Center Trust.

On March 26, 2001, Center Trust issued a press release announcing, among other things, the new dividend policy and that Merrill Lynch would continue to assist Center Trust’s board in a strategic review designed to maximize stockholder value. In addition, the press release announced that Center Trust and certain of the Prometheus parties had entered into a limited waiver of the standstill provision contained in the stockholder agreement dated June 1, 1997, by and among Center Trust and certain of the Prometheus parties, to allow the Prometheus parties to speak directly to interested parties to evaluate, as Center Trust’s majority stockholder, any possible business combination transaction involving Center Trust. Pursuant to the limited standstill waiver, the Prometheus parties (including their designees on Center Trust’s board), were permitted to solicit indications of interest and enter into discussions relating to a possible business combination transaction with Center Trust, subject to a number of conditions, including informing Center Trust’s independent directors or Edward D. Fox, Jr., Center Trust’s Chairman and Chief Executive Officer, on a timely basis of the details of any such discussions, coordinating their efforts with the independent directors and Center Trust’s management and agreeing to cease all such discussions at such time as Center Trust’s independent directors deemed it appropriate.

Following Center Trust’s March board meeting, Merrill Lynch and Center Trust’s management entered into a formal two-phase offering process. Initially, Merrill Lynch contacted over 23 potential transaction candidates, including Pan Pacific, to explore their interest in a possible business combination transaction with Center Trust. Based on Merrill Lynch’s preliminary solicitation, twelve companies, including Pan Pacific, executed confidentiality agreements with Center Trust. Center Trust’s management and Merrill Lynch, at the direction of Center Trust’s board, prepared and distributed to these twelve companies a memorandum describing Center Trust’s business and properties. Merrill Lynch separately approached four potential candidates to solicit their interest in a possible transaction to acquire Center Trust’s two regional mall properties. Throughout the offering process, the Prometheus parties or their affiliates kept Center Trust’s board informed of discussions they held regarding a possible business combination with Center Trust and referred any proposals received directly by the Prometheus parties to Center Trust’s management and Merrill Lynch.

Ten of the twelve companies that reviewed the memorandum, including Pan Pacific, elected to participate in the first phase of the offering process, including an opportunity to review confidential supplemental information. On or prior to July 21, 2001, nine of the ten companies, including Pan Pacific, submitted preliminary non-binding indications of interest: two for Center Trust’s entire business, three for the community shopping centers (excluding Center Trust’s regional mall properties), three for selected assets and one for a possible equity investment in Center Trust common stock.

Center Trust’s management, at the direction of Center Trust’s board, determined that the proposals from four of the nine companies that submitted preliminary non-binding indications of interest were inadequate based on the prices indicated, any contingencies or limitations to such pricing and the bidder’s financial ability to consummate the proposed transaction, and invited the other five companies, including Pan Pacific, to participate in the second phase of the offering process. The second phase consisted of an in-depth evaluation of Center Trust’s properties, assets and liabilities, including meetings with Center Trust’s management, access to a data room and tours of the properties, as requested. Each of these five companies was also supplied with a draft purchase agreement specifying the terms under which Center Trust intended to enter into a transaction, and each of these five companies, including Pan Pacific, submitted transaction proposals to Center Trust.

At a regularly scheduled meeting of Center Trust’s board held on September 25, 2001, Center Trust’s management and Merrill Lynch provided Center Trust’s board with an update of the five transaction proposals. Four proposals were for a business combination transaction for Center Trust’s entire business, three of which were conditioned upon the sale of one or both of Center Trust’s two regional mall properties, and one proposal was to purchase a certain amount of Center Trust’s outstanding common stock from the public or directly from Center Trust. Based on, among other things, Center Trust’s estimated net asset value, Center Trust’s board deemed these transaction proposals to be inadequate and directed Merrill Lynch to approach each of the interested parties to request it submit its best offer.

Later in the fall of 2001, three of the companies that participated in the formal offering process, including Pan Pacific, submitted revised transaction proposals to Merrill Lynch. In addition, Merrill Lynch received preliminary transaction proposals from two companies for certain of Center Trust’s regional mall properties and other selected assets.

On December 11, 2001, Center Trust’s board held a regular meeting, at which Center Trust’s management presented its business plan. Center Trust’s management and Merrill Lynch updated Center Trust’s board with respect to the revised transaction proposals and preliminary proposals. Following discussion of the proposals received by Center Trust’s management to date, Center Trust’s board determined that, while certain of the proposals represented a premium over the then-current trading price of Center Trust’s common stock, the proposals all represented values that were lower than Center Trust’s estimated net asset value. Accordingly, Center Trust’s board decided that, at that time, the best strategic alternative for Center Trust was to operate its business according to its business plan. In addition, Center Trust’s board directed Merrill Lynch to contact certain interested parties to inform them of the Center Trust board’s decision and to invite them to submit revised proposals.

At Center Trust’s regular board meeting on January 30, 2002, Merrill Lynch informed Center Trust’s board that, on behalf of Center Trust, it had held discussions with three companies that had previously submitted revised transaction proposals. The three companies were unwilling to increase their previous proposals. Center Trust’s board decided that, at that time, it was in the best interests of Center Trust and its stockholders for Center Trust’s management to focus its time and efforts on executing its business plan.

Following the January board meeting, Center Trust’s management continued to conduct its operations in accordance with its business plan, while Merrill Lynch and Center Trust’s management from time to time received expressions of interest from various companies, all of which suggested values that were less than Center Trust’s estimated net asset value.

On May 10, 2002, the Prometheus parties delivered to Center Trust their notice to terminate the standstill provision contained in the stockholders agreement entered into by and among Center Trust and certain of the Prometheus parties on June 1, 1997, and publicly announced and disclosed this termination in an amendment to their Schedule 13D. Upon the expiration of the standstill period on August 14, 2002, the Prometheus parties would be permitted to, among other things, sell or transfer their shares of Center Trust common stock and solicit or negotiate business combinations with respect to Center Trust.

In May 2002, Mr. Tanz telephoned Douglas N. Wells, a director of Center Trust designated by the Prometheus parties, requesting a meeting to discuss a possible business combination transaction with Center Trust. Mr. Wells promptly notified Center Trust’s management of the call.

On June 3, 2002, Mr. Tanz and Joseph B. Tyson, Pan Pacific’s Chief Financial Officer and Executive Vice President, along with representatives of Pan Pacific’s financial advisor, Credit Suisse First Boston Corporation, met with Mr. Wells and Mark S. Ticotin, two of the three directors of Center Trust designated by the Prometheus parties, to discuss the merits of a possible business combination with Center Trust. At this meeting, Pan Pacific discussed a revised transaction proposal indicating a proposed exchange ratio for a possible merger transaction of 0.2 shares of Pan Pacific common stock for each share of Center Trust common stock, subject to satisfactory resolution of open items, negotiation of a definitive agreement and completion of confirmatory due diligence. Based on the closing price per share of Pan Pacific common stock on June 3, 2002 of $31.55, this revised exchange ratio represented a value of $6.31 per share of Center Trust common stock, a greater value to Center Trust stockholders than all previous proposals. Pan Pacific proposed that the consideration in the merger would be paid in Pan Pacific common stock, with the intent that the transaction would be tax-free for Center Trust stockholders. Following the meeting, Mr. Wells and Mr. Ticotin promptly notified Center Trust’s management of the discussion. Center Trust’s management instructed Merrill Lynch to contact Credit Suisse First Boston Corporation to discuss the terms of a possible business combination. In providing its instruction to Merrill Lynch, Center Trust’s management was aware that Merrill Lynch had previously done preliminary work in December 2000 for Revenue Properties Company Limited, a then holder of a significant number of shares of Pan Pacific common stock, in connection with a proposed offering of its shares of Pan Pacific common stock that it ultimately decided not to make. Center Trust’s management was also aware that Merrill Lynch did not receive any fees from Revenue Properties Company Limited for the preliminary work, and felt there was no conflict of interest as a result of such work. Pan Pacific has not engaged Merrill Lynch to perform any investment banking services and has never paid it any fees.

On June 26, 2002, at a regular meeting of Center Trust’s board, Center Trust’s management updated Center Trust’s board regarding the status of discussions with various parties, including Pan Pacific. Center Trust’s management indicated that any such discussions were preliminary and that it would keep Center Trust’s board informed of future developments.

Following additional discussions, on August 13, 2002, representatives from Credit Suisse First Boston Corporation met with Mr. Wells to discuss a revised preliminary proposal from Pan Pacific, which included an increase in the previously proposed exchange ratio to 0.21 shares of Pan Pacific common stock for each share of Center Trust common stock. Based on the closing price per share of Pan Pacific common stock on August 13, 2002 of $33.70, this revised exchange ratio represented a value of $7.08 per share of Center Trust common stock. In addition, Credit Suisse First Boston Corporation advised Mr. Wells that Pan Pacific would expect the Prometheus parties to enter into a voting agreement committing to vote all of their shares of Center Trust common stock in favor of the proposed transaction.

On September 12, 2002, in an effort to assist Pan Pacific to formulate a proposal that would compare more favorably to Center Trust’s estimated net asset value, Mr. Fox, Stuart J.S. Gulland, Center Trust’s President and Chief Operating Officer, Edward A. Stokx, Center Trust’s Chief Financial Officer, Mr. Wells and representatives of Merrill Lynch met with Mr. Tyson, Jeffrey S. Stauffer, Pan Pacific’s Executive Vice President and Chief Operating Officer, and representatives of Credit Suisse First Boston Corporation to provide additional information to Pan Pacific regarding Center Trust’s properties. Center Trust’s management provided a detailed overview of Center Trust’s portfolio, on a property-by-property basis, including a description of the strengths and opportunities relating to each property and the potential transactions and redevelopment plans relating to certain of the properties.

On September 18, 2002, Pan Pacific submitted a written proposal to Center Trust with an increased exchange ratio of 0.218 shares of Pan Pacific common stock for each share of Center Trust common stock,

subject to satisfactory resolution of open items, negotiation of a definitive agreement and completion of confirmatory due diligence. Based on the closing price per share of Pan Pacific common stock on September 18, 2002 of $33.95, this revised exchange ratio represented a value of $7.40 per share of Center Trust common stock, a value higher than Center Trust’s estimated net asset value at that time. On September 23, 2002, Messrs. Fox, Gulland, Stokx, Wells and Ticotin and representatives of Merrill Lynch met with Messrs. Tanz and Tyson and representatives of Credit Suisse First Boston Corporation to discuss the financial terms of a possible business combination transaction between Center Trust and Pan Pacific.

On September 24, 2002, Center Trust’s board held a regular meeting, at which Center Trust’s management informed Center Trust’s board that Merrill Lynch and Center Trust’s management were engaged in discussions with Pan Pacific regarding a possible business combination. Merrill Lynch and Center Trust’s board then discussed a preliminary financial analysis of Pan Pacific’s written proposal and Center Trust’s business plan. Center Trust’s board discussed the greater certainty associated with the merger consideration under Pan Pacific’s written proposal in comparison to the risks and uncertainties associated with potentially achieving a higher net asset value over time through the execution of its business plan, taking into account, among other things, transaction costs and tax consequences. Following a discussion of the proposed transaction and numerous questions, Center Trust’s board directed Center Trust’s management to continue discussions with Pan Pacific and to continue to seek higher offers from other potential purchasers.

In addition, during September 2002, Merrill Lynch received indications of interest in a possible business combination transaction with Center Trust from two companies, one of which had previously participated in the formal two-phase offering process. Center Trust’s management and Merrill Lynch held discussions with each of the parties and provided them both with information regarding Center Trust’s business and properties to assist them in making a proposal. Center Trust’s management provided a detailed overview of Center Trust’s portfolio, on a property-by-property basis, including a description of the strengths and opportunities relating to each property and the potential transactions and redevelopment plans relating to certain of the properties.

At a special meeting of Center Trust’s board on October 1, 2002, Center Trust’s management and Merrill Lynch reviewed the Pan Pacific written proposal and the two indications of interest with Center Trust’s board. Merrill Lynch informed Center Trust’s board that one of the interested parties did not submit a proposal and the other had submitted a proposal that represented less value to Center Trust stockholders than the Pan Pacific proposal. Center Trust’s management also informed Center Trust’s board that Pan Pacific required a three-week exclusivity period to conduct final due diligence on Center Trust. Center Trust’s board then received a presentation from Ballard Spahr Andrews & Ingersoll, LLP, Center Trust’s Maryland legal counsel, advising the directors of their duties in connection with the various business combination proposals under the Maryland General Corporation Law. Following a discussion of the various proposals and numerous questions by Center Trust’s board, Center Trust’s management recommended that Center Trust pursue the Pan Pacific proposal. Center Trust’s board then authorized Center Trust’s management to continue discussions to negotiate a confidentiality and exclusivity agreement with Pan Pacific.

Under existing agreements with Center Trust, certain of the Prometheus parties currently have certain registration and information rights. Center Trust provided the Prometheus parties with registration rights in order to permit them to effect sales of their Center Trust common stock that would otherwise be limited by Federal securities laws. The agreements also provided the Prometheus parties with the right to designate up to four members of the board of directors (which has lapsed), and currently provide the Prometheus parties with certain information rights (which remain in effect). These provisions were intended to enable the Prometheus parties to qualify their investment in Center Trust common stock as a “venture capital investment” under U.S. Department of Labor requirements. In considering a stock-for-stock transaction between Pan Pacific and Center Trust, the Prometheus parties were concerned with, among other factors, their ability to freely resell the shares of Pan Pacific common stock that would be acquired in such a transaction, their ability to remain informed as to key corporate developments and their ability to qualify their Pan Pacific investment as a “venture capital investment.” In order to secure these interests in connection with the proposed Pan Pacific merger, on October 3, 2002, the Prometheus parties provided Pan Pacific with a term sheet for a proposed stockholders’ rights agreement.

At a special meeting of Pan Pacific’s board on October 4, 2002, Pan Pacific’s management, representatives of Pan Pacific’s legal counsel and representatives of Credit Suisse First Boston Corporation reviewed Pan Pacific’s written proposal to acquire Center Trust. At this meeting, representatives of Credit Suisse First Boston Corporation discussed a preliminary financial analysis of the proposed transaction and the potential benefits of the proposed transaction. Following a discussion of the proposed transaction and numerous questions by Pan Pacific’s board, Pan Pacific’s management recommended that Pan Pacific pursue the proposed acquisition of Center Trust. Pan Pacific’s board then authorized Pan Pacific’s management to continue discussions to negotiate a confidentiality and exclusivity agreement with Center Trust.

On October 8, 2002, Messrs. Tanz, Tyson and Stauffer and representatives of Credit Suisse First Boston Corporation, along with Messrs. Fox, Gulland and Stokx and representatives of Merrill Lynch, conducted inspections of various Center Trust properties and met, together with their respective legal advisors, in Los Angeles, to discuss the details of a business combination of the two companies. At this meeting, the companies discussed possible amendments to the limited partnership agreement of Center Trust’s subsidiary, CT Operating Partnership, L.P., that would be desirable in connection with the proposed transaction. Beginning on October 10, 2002, Messrs. Tanz and Tyson commenced the process of contacting certain limited partners of CT Operating Partnership L.P. and their legal counsel to discuss the proposed amendments to the limited partnership agreement of CT Operating Partnership L.P. As of November 15, 2002, limited partners holding approximately 58.2% of the outstanding limited partnership units of CT Operating Partnership L.P. had consented to the proposed amended and restated partnership agreement.

On October 9, 2002, at a special meeting of Center Trust’s board, Center Trust’s management provided Center Trust’s board with an update of its discussions with Pan Pacific and the status of the confidentiality and exclusivity agreement. Pan Pacific had indicated that it was not willing to proceed further in conducting due diligence and undertaking other steps necessary to make a definitive offer unless it received a limited exclusivity period during which the companies could conduct reciprocal due diligence and negotiate a definitive agreement. After hearing reports from Merrill Lynch and Center Trust’s management, Center Trust’s board determined that there were no other potential acquirers likely to offer greater value to Center Trust stockholders than Pan Pacific. Based on this determination and the limited period of exclusivity, Center Trust’s board authorized Center Trust’s management to enter into a limited term confidentiality and exclusivity agreement with Pan Pacific.

Upon entering into the limited term confidentiality and exclusivity agreement on October 10, 2002, Center Trust and Pan Pacific commenced reciprocal due diligence. Between October 9 and 11, 2002, Pan Pacific’s management and its financial and legal advisors visited Center Trust’s data room, located at its legal counsel’s office in Los Angeles, to conduct due diligence on Center Trust. Center Trust’s management and representatives of Merrill Lynch conducted diligence at Pan Pacific’s headquarters on October 11, 2002. On October 14 and 15, 2002, Center Trust’s legal counsel visited Pan Pacific’s headquarters to conduct due diligence. On October 16, 2002, Messrs. Fox, Gulland, Stokx, Wells and Ticotin and representatives of Merrill Lynch met with Messrs. Tanz, Stauffer and Tyson and representatives of Credit Suisse First Boston Corporation at Pan Pacific’s headquarters to visit various Pan Pacific properties and continue due diligence. In addition, from October 14 through October 18, 2002, various representatives of Center Trust and the Prometheus parties toured a substantial number of Pan Pacific’s properties.

On October 17, 2002, Pan Pacific’s counsel circulated to all parties the initial draft of the merger agreement, after which Center Trust’s and Pan Pacific’s respective legal counsel and management, including Messrs. Tanz, Tyson, Fox, Gulland and Stokx, negotiated the terms of the merger agreement and continued due diligence. Pan Pacific also circulated initial drafts of voting agreements requiring that, concurrently with the execution of any merger agreement, each of the Prometheus parties, which collectively beneficially own approximately 56.2% of the outstanding shares of Center Trust common stock, and Center Trust’s management, who collectively own approximately 3.9% of the outstanding shares of Center Trust common stock, would agree to vote in favor of the merger. Under the Maryland General Corporation Law, the affirmative vote of the holders of two-thirds of all the votes entitled to be cast on the matter is required to approve the merger. In addition, Pan Pacific sent to the

Prometheus parties a counter proposal term sheet regarding the registration rights and information rights requested by the Prometheus parties. On November 1, 2002, Pan Pacific’s counsel circulated to the Prometheus parties an initial draft of the stockholders’ rights agreement, which provided for registration and information rights in favor of the Prometheus parties.

On October 25, 2002, CT Operating Partnership, L.P. borrowed $8.3 million from Pan Pacific. CT Operating Partnership, L.P. used all of the proceeds to repay $8.8 million of indebtedness outstanding under a promissory note, dated July 13, 1989, in the original principal amount of $10 million, held by Metropolitan Life Insurance Company, which was secured by CT Operating Partnership, L.P.’s interest in the Date Palm Center. Metropolitan Life had previously agreed to extend the maturity of the note from July 1, 2002 to October 25, 2002, and had agreed to make a new loan to CT Operating Partnership, L.P. in the amount of $8.3 million in order to provide CT Operating Partnership, L.P. with funds to repay the July 13, 1989 promissory note. Pan Pacific determined that the new loan from Metropolitan Life would be inconsistent with its desired capital structure, and offered to loan CT Operating Partnership, L.P. the same amount, and on the same terms, as proposed by Metropolitan Life. The loan from Pan Pacific has a maturity date of November 1, 2006, bears interest at a 6.3% fixed rate per year, is secured by CT Operating Partnership, L.P.’s interest in the Date Palm Center and is otherwise on terms usual and customary for commercial real estate loans. If the proposed merger does not close for any reason, the loan from Pan Pacific will remain outstanding under its terms.

On October 28, 2002, Center Trust’s and Pan Pacific’s respective management, counsel and financial advisors, as well as representatives of the Prometheus parties, met in Los Angeles to negotiate the terms of the merger agreement, including termination rights and closing conditions, and related documents, including the voting agreements and the stockholders’ rights agreement.

On October 29, 2002, Center Trust’s board held a special meeting, at which Merrill Lynch and Center Trust’s management updated the board on the status of their negotiations of the merger agreement and related documents with Pan Pacific. Center Trust’s management informed its board of Pan Pacific’s requirement that the Prometheus parties and Center Trust’s management enter into voting agreements with Pan Pacific. Center Trust’s board directed Center Trust’s management to, among other things, reduce the number of shares that would be subject to the two voting agreements and authorized Center Trust’s management and its counsel to continue their discussions with Pan Pacific on these terms.

On November 1, 2002, representatives of Merrill Lynch and representatives of Center Trust’s independent auditors met with representatives of Pan Pacific’s independent auditors, initially outside the presence of Pan Pacific’s management, at Pan Pacific’s headquarters. Following the discussion, representatives of Center Trust’s independent auditors met with representatives of Pan Pacific’s independent auditors in the presence of Pan Pacific’s management. On the same day, Center Trust’s board held a special meeting to receive an update on the status of Center Trust’s negotiation of the merger agreement with Pan Pacific and of Pan Pacific’s negotiation of the amendments to the limited partnership agreement of CT Operating Partnership L.P. with certain limited partners of the CT Operating Partnership, L.P. Center Trust’s management informed Center Trust’s board that Pan Pacific had agreed to only require that the total number of shares subject to the voting agreements with each of the Prometheus parties and Center Trust’s management would be 52.0% of the total outstanding shares of Center Trust common stock. Center Trust’s board authorized Center Trust’s management and its counsel to continue their discussions with Pan Pacific.

On the morning of November 5, 2002, Center Trust’s independent directors, Robert T. Barnum, Fred L. Riedman and R. Bruce Andrews, held a special meeting with Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Center Trust, and Merrill Lynch to discuss various aspects of the merger, the merger agreement and other transaction documents. First, the independent directors discussed the benefits that would be received by the limited partners of CT Operating Partnership, L.P. as a result of the merger and the amended and restated partnership agreement. Then, the directors discussed various interests of the Prometheus parties and Center Trust’s executive officers in the merger that may be different from, or in addition to, the interests of

Center Trust stockholders generally. The independent directors met outside the presence of the directors currently designated by the Prometheus parties (Messrs. Wells and Ticotin and Sandra A. Lamb), initially with Center Trust’s management and Merrill Lynch present, to discuss, among other things, the stockholders’ rights agreement proposed to be entered into by the Prometheus parties with Pan Pacific and the non-lead role played by the Prometheus parties in Center Trust’s negotiation of the merger agreement with Pan Pacific. See “Agreements with the Prometheus Parties.” Following this discussion, outside the presence of Center Trust’s management and Merrill Lynch, the independent directors reviewed the severance and other benefits to be received by Center Trust’s executive officers upon the consummation of the merger. See “Interests of Certain Directors and Executive Officers of Center Trust in the Merger—Severance Payments; Acceleration of Stock Awards.” The independent directors of Center Trust’s board were aware of the interests of Center Trust’s executive officers, and the agreements proposed to be entered into between the Prometheus parties and Pan Pacific, throughout their consideration of the merger and the merger agreement, and took such matters into account in making their recommendation that the Center Trust stockholders approve the merger.

On November 5, 2002, at a special meeting of Center Trust’s board at Center Trust’s headquarters at which all of Center Trust’s directors were present in person or by telephone, Center Trust’s management reviewed with the directors the terms and conditions of the proposed merger agreement with Pan Pacific. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Center Trust, then reviewed with Center Trust’s board the results of its due diligence investigation of Pan Pacific. Center Trust’s management then reviewed with Center Trust’s board the results of the due diligence investigation by Center Trust of Pan Pacific. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP and Ballard Spahr Andrews & Ingersoll LLP reviewed with Center Trust’s board the terms of the merger agreement and ancillary agreements and answered questions from the directors regarding those terms. Representatives of Merrill Lynch delivered a presentation to Center Trust’s board regarding its analysis of the financial terms of the proposed transaction with Pan Pacific. Merrill Lynch then delivered its oral opinion to Center Trust’s board, which was subsequently confirmed by delivery to Center Trust’s board of a written opinion, dated November 5, 2002, that, as of November 5, 2002, the exchange ratio of 0.218 shares of Pan Pacific common stock to be received for each share of Center Trust common stock pursuant to the merger agreement was fair, from a financial point of view, to Center Trust stockholders. Center Trust’s board also reviewed the reasons for the merger, including the benefits that would be received by the limited partners of CT Operating Partnership, L.P. as a result of the merger and the amended and restated partnership agreement, and determined that the merger agreement was fair to, and in the best interests of, CT Operating Partnership, L.P. and the limited partners. See “Center Trust’s Reasons for the Merger.” After further discussion, Center Trust’s board concluded that the proposed merger was advisable and fair to, and in the best interests of, Center Trust and its stockholders and authorized and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the charter amendment, and resolved to recommend that the Center Trust stockholders approve and adopt the merger, including the charter amendment, pursuant to the merger agreement.

On November 5, 2002, at a special meeting of Pan Pacific’s board held at Pan Pacific’s headquarters at which all Pan Pacific’s directors were present in person or by telephone, Pan Pacific’s management reviewed with the directors the terms and conditions of the proposed merger agreement with Center Trust, as well as the proposed voting agreements and the stockholders’ rights agreement. Latham & Watkins, special counsel to Pan Pacific, then reviewed with Pan Pacific’s board the results of its due diligence investigation of Center Trust. Pan Pacific’s management then reviewed with Pan Pacific’s board the results of the due diligence investigation by Pan Pacific of Center Trust. Representatives of Latham & Watkins reviewed with the board the terms of the merger agreement and ancillary agreements and answered questions from the directors regarding those terms. Representatives of Credit Suisse First Boston Corporation reviewed with Pan Pacific’s board an analysis of the financial terms of the proposed transaction with Center Trust. Pan Pacific’s board considered the exchange ratio of 0.218 and reviewed the reasons for the merger. After this discussion, Pan Pacific’s directors determined to proceed to approve the merger and adopt the proposed merger agreement and the proposed ancillary agreements. After further discussion, Pan Pacific’s board concluded that the proposed merger was advisable and fair to, and in the best interests of, Pan Pacific and its stockholders and authorized and unanimously approved the merger, the merger agreement and the transactions contemplated thereby.

Following the conclusion of the special meetings of the boards of each of Center Trust and Pan Pacific on November 5, 2002, Center Trust and Pan Pacific executed the merger agreement, the two voting agreements and the stockholders’ rights agreement. On the morning of November 6, 2002, the proposed merger was publicly announced.

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CENTER TRUST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER.

Whether or not you plan to attend the special meeting, we urge you to please complete, sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Even if you return your proxy card, you may still attend the special meeting and vote your common stock in person. Your proxy may be revoked at any time before it is voted by submitting a written revocation or an executed proxy bearing a later date to Edward A. Stokx, or by attending and voting in person at the special meeting. For stock held in “street name,” you may revoke or change your vote by submitting instructions to your broker or nominee.

Center Trust has engaged Georgeson Shareholder Services to assist in the solicitation of proxies for the special meeting. Stockholders are encouraged to call Georgeson at 201-896-2604 with any questions. The proxy statement explains the proposed merger and provides specific information concerning the special meeting.

Please do not send your common stock certificates at this time. If the merger is completed, you will be sent instructions regarding the exchange of your certificates.

/s/    EDWARD D. FOX, JR.
Edward D. Fox, Jr.

Chairman and Chief Executive Officer
Center Trust, Inc.